UNTIED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registration [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy [ ] Statement[ ]
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss.240.14a-12

                             NABI BIOPHARMACEUTICALS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Third Point LLC
                         Third Point Offshore Fund, Ltd.
                                 Daniel S. Loeb
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

         5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid

--------------------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

         3) Filing Party:

--------------------------------------------------------------------------------

         4) Date Filed:

--------------------------------------------------------------------------------

           Third Point to Proceed with Consent Solicitation to Remove
                    Nabi Biopharmaceuticals' Chairman McLain

     New York, New York, October 4, 2006 - Third Point LLC ("Third Point") confirmed today that it will proceed shortly with its previously-announced plan to conduct a consent solicitation to remove Thomas H. McLain, Chairman, Chief Executive Officer and President of Nabi Biopharmaceuticals ("Nabi" or the "Company"; Nasdaq: NABI), from the Company's Board of Directors. Third Point will also likely seek the removal of one or more additional Nabi directors.

     Despite Nabi's announcement on September 27, 2006 that it has authorized Bank of America to explore strategic alternatives, Third Point notes that Nabi waited almost two weeks subsequent to its September 15, 2006 board meeting to make this announcement, and only did so the day after Third Point initially announced its intention to solicit consents. Moreover, Nabi's press release stated that "[t]he board continues to believe that the [C]ompany's current strategy will build shareholder value."

     In light of the dilatory response to Third Point's demands, the remarkable timing of the Company's press release and the board's inexplicably insouciant comment about its current strategy, Third Point believes that the Company may not be fully committed to the robust process of maximizing shareholder value that its owners have demanded and further believes that shareholder representatives must be added to the Nabi Board and must participate in the value maximization process. Therefore, in conjunction with the removal solicitation, Third Point also intends to solicit consents in favor of a shareholder proposal requesting that the Nabi Board immediately fill any vacancies created by the removal of existing directors with one or more individuals nominated by Third Point.

     Third Point LLC, which beneficially owns approximately 9.5% of the Nabi shares outstanding, is a $4 billion investment management firm based in New York.

                                     * * * *

In connection with the consent solicitation, Third Point LLC and certain of its affiliates intend to file a consent statement with the Securities and Exchange Commission (the "SEC") to solicit stockholders of the Company with respect to the removal of Mr. McLain and possibly one or more other directors from the Board of Directors. THIRD POINT LLC STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH CONSENT SOLICITATION. SUCH CONSENT STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

THIRD POINT PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such consent solicitation by Third Point LLC: Third Point LLC, Mr. Loeb, Third Point Offshore Fund, Ltd., Third Point Ultra Ltd., Third Point Partners LP, Third Point Partners Qualified LP. and Lyxor/Third Point Fund Limited. Certain of these persons hold direct or indirect interests as follows: Third Point LLC may be deemed to beneficially own 5,750,000 shares of Common Stock; Mr. Daniel Loeb may be deemed to own 5,750,000 shares of Common Stock; Third Point Offshore Fund, Ltd. may be deemed to beneficially own 3,724,100 shares of Common Stock; Third Point Ultra Ltd. may be deemed to beneficially own 614,300 shares of Common Stock; Third Point Partners LP may be deemed to beneficially own 585,300 shares of Common Stock; Third Point Partners Qualified LP may be deemed to beneficially own 459,100 shares of Common Stock; and Lyxor/Third Point Fund Limited may be deemed to beneficially own 367,200 shares of Common Stock.


Media Contact:
Steve Bruce / Shawn Pattison / Ann Taylor Reed
The Abernathy MacGregor Group
(212) 371-5999